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                                                                     EXHIBIT 5.1

                                           , 1997

DSC Communications Corporation
1000 Coit Road
Plano, Texas 75075

         Re: Registration of Common Stock of DSC Communications Corporation

Gentlemen:

     On November 10, 1997, DSC Communications Corporation, a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). Such Registration Statement relates to the registration by the Company of an aggregate of $320,850,000 7% Convertible Subordinated Notes due August 1, 2004 (the "Notes") and of an aggregate of 6,452,453 shares of the Company's common stock, $.01 par value per share (the "Shares"), issuable upon conversion of the Notes. The Shares include the preferred stock purchase rights attaching to such stock pursuant to that certain Rights Agreement dated April 25, 1996 by and between the Company and Harris Trust and Savings Bank, formerly KeyCorp Shareholder Services, Inc. We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

     In connection therewith, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company; (ii) copies of resolutions of the Board of Directors of the Company authorizing the issuance of the Notes and the Shares and related matters; (iii) the Registration Statement and all exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

     Based on the foregoing, we are of the following opinion:

          1. The Notes have been duly authorized and issued by the Company.

          2. The Shares have been duly authorized by the Company and, when issued upon conversion of the Notes as contemplated by the Registration Statement, will be duly and validly issued and will be fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                            Very truly yours,

                                            BAKER & McKENZIE